UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number 1-4947-1
                                                                        --------
                        J. C. Penney Funding Corporation
           ---------------------------------------------------------
             (Exact name of registrant as specified in its charter)

               6501 Legacy Drive, Plano, Texas 75024 (972)431-1000
            ---------------------------------------------------------
   (Address, including zip code and telephone number, including area code of registrant's principal executive offices)

                                       N/A
           ---------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                       N/A
           ---------------------------------------------------------
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(l)(i)       //        Rule 12h-3(b)(l)(i)      /X/
Rule 12g-4(a)(l)(ii)      //        Rule 12h-3(b)(l)(ii)     //
Rule 12g-4(a)(2)(i)       //        Rule 12h-3(b)(2)(i)      //
Rule 12g-4(a)(2)(ii)      //        Rule 12h-3(b)(2)(ii)     //
                                    Rule 15(d)-6             //

Approximate  number  of  holders  of record  as of the  certification
or notice date:                                                            None
                                                                         -------

     Pursuant to the requirements of the Securities Exchange Act of 1934 J. C. Penney Funding Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 1, 2005                        By:/s/ Michael P. Dastugue
      ------------------                         ------------------------------
                                                  Michael P. Dastugue
                                                  Chairman of the Board

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under theSecurities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of whichshall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorizedperson. The name and title of the person signing the form shall be typed or printed under the signature.


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